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[Logo]
ibis
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Technology Corporation

CONTACT:

Al Alioto/Dr. Michael Alles                    John P. Kehoe/Van Negris
Ibis Technology Corporation                    Kehoe, White, Savage & Co., Inc.
(508) 777-4247                                 (212) 888-1616

FOR IMMEDIATE RELEASE
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       IBIS TECHNOLOGY RECEIVES ORDER TO SUPPLY BOOKHAM TECHNOLOGY, LTD.
     WITH SIMOX-SOI WAFERS FOR ASOC(TM) ACTIVE INTEGRATED OPTICAL CIRCUITS;

            NEW COMMERCIAL PRODUCT ADOPTION OF IBIS SIMOX SOI WAFERS

DANVERS, MA - JUNE 24, 1997 - Ibis Technology Corporation (NASDAQ:IBIS), the leading supplier of SIMOX-SOI (Separation by IMplanted OXygen/Silicon-On-Insulator) wafers to the semiconductor industry, today announced that it has received an order from Bookham Technology Ltd. ("Bookham") for Ibis' SIMOX-SOI wafers which Bookham has indicted will be used in manufacturing of its newly developed ASOC(TM) (Active Silicon Integrated Optical Circuit) fiber optic access network transceivers. The purchase order calls for Ibis to provide certain quantities of SIMOX-SOI wafers over a certain period of time.

Bookham, which is headquartered in Oxfordshire, UK and is a leader in the design and manufacture of integrated optical circuits, has developed ASOC(TM), a unique circuit fabrication process which incorporates SIMOX-SOI technology. Bookham has recently announced that it will construct the world's first wafer fab for volume production of ASOCs(TM) during the second half of this year.

As described at the 1997 OFC (Optical Fibers Conference) where the ASOC(TM) transceiver was launched by Bookham, a key to ASOC(TM) technology is the use of an SOI substrate. ASOC(TM) utilizes SIMOX-SOI because SOI structures enable the alignment of the various optical circuit elements and waveguide structures. By using SOI wafer processing (specifically SIMOX-SOI wafers) in producing these transceivers, monolithic active devices based on low-loss single mode waveguide structures at standard telecom wavelengths can be made.

"After looking closely at various SOI technologies, we determined that SIMOX-SOI is presently the most effective SOI wafer product for manufacturing ASOC(TM) transceivers," said Peter Herman, Bookham's Operations Manager. "We are excited about the potential of ASOC(TM) technology and working with Ibis to provide us with a SIMOX-SOI wafer supply to meet our evolving manufacturing needs."

"We are particularly excited about this development as it represents a new commercial product adoption of our SIMOX-SOI material," said Dr. Geoffrey Ryding, President and Chief Executive Officer of Ibis Technology Corporation. "Also, it is the largest single order, in terms of wafer volumes, in Ibis' history. Bookham has developed a timely product application incorporating SIMOX-SOI technology, and we believe that this unique application further validates SIMOX-SOI technology. We are pleased that Bookham has chosen Ibis to be their vendor for SIMOX-SOI wafers, and we look forward to supporting the requirements of the growing networking and telecommunications markets."

                                    - more -

    Ibis Technology Corporation   32A Cherry Hill Drive   Danvers, MA 01923
        Telephone (508) 777-4247 or (508) 777-IBIS   Fax (508) 777-6570
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IBIS TECHNOLOGY CORPORATION
June 24, 1997 -- Page Two

According to Bookham, ASOC(TM) technology delivers high performance optical components and allows the integration of optical signals from fiber optic cables and electronic circuits on the same chip. ASOC(TM) can be applied to a wide range of products such as optical transceivers and switches for telecom access networks and optical sensors and may ultimately provide consumers with direct connection of devices such as computers, television-based internet devices, cable TV, and music services to high-speed fiber optic networks using fiber optic connections.

As users require more functions, such as on-demand movies and increased internet access, the required bandwidth increases. Currently, high bandwidth fiber optic networks can be used to carry high speed signals to local distribution devices. However, these high speed signals are distributed to individual homes and businesses using lower bandwidth conventional wiring, which receives the information at a slower rate.

Bookham believes that the higher bandwidth of ASOC(TM) transceivers will enable larger amounts of information to be moved at a faster rate. One limitation thus far has been that fiber optic networks to the home or office are expensive for most consumers largely due to the component costs of the required hardware. According to Bookham, ASOC(TM) technology addresses this using conventional silicon circuit fabrication technology on SOI substrates, allowing the integration of optical signals from fiber optic cables and electronic circuits on the same chip at a much lower cost than existing methods.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on bulk silicon or epitaxial wafers. The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

NOTE: Information about Bookham Technology Ltd. is available from Nicole de Moulpied, Sales & Marketing Executive, Bookham Technology Ltd., 2055 Gateway Place, Suite 400, San Jose, California 95110, telephone: (408) 451-3940, e-mail: sanjose@bookham.com, and on Bookham's World Wide Web site on the Internet located at http://www.bookham.co.uk or http://www.bookham.com.

Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site on the Internet located at http://www.ibis.com.


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